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                                                                      Exhibit 23

The Board of Directors
1st State Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-72787) on Form S-8 of 1st State Bancorp, Inc. of our report dated October 29, 1999, relating to the consolidated balance sheets of 1st State Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999, annual report on Form 10-K of 1st State Bancorp, Inc.

                                 /s/ KPMG LLP
                                 KPMG LLP

Raleigh, North Carolina
December 21, 1999